Exhibit 99.4

Western Digital / SanDisk Transaction Closing

Public FAQs

GENERAL

1.	Is the acquisition of SanDisk now complete?

Yes, Western Digital Technologies, Inc. has completed the acquisition of SanDisk. The acquisition officially closed on May 12, 2016. The addition of SanDisk makes Western Digital Corporation a comprehensive storage solutions provider with global reach, and an extensive product and technology platform that includes deep expertise in both rotating magnetic storage and non-volatile memory (NVM).

2.	Who will lead Western Digital?

As previously announced, Steve Milligan will continue to serve as chief executive officer of Western Digital and oversee all corporate functions with Mike Cordano serving as president and chief operating officer. Sanjay Mehrotra, co-founder and former president and chief executive officer of SanDisk, will serve as a member of the Western Digital Board of Directors, effective immediately.

3.	How many employees will the combined company have?

The combined company will have approximately 74,000 employees worldwide.

4.	Where will the combined company be headquartered?

Western Digital will continue to be headquartered in Irvine, CA.

5.	What will happen to the SanDisk brand?

The SanDisk brand will be maintained as a product-line brand within the Western Digital family of brands, similar to HGST and WD.

6.	When will integration begin? How long will the process take?

Integration planning activities will begin immediately through the joint efforts of teams from both companies; we expect integration to occur in phases over the next 24 months.

SANDISK SHAREHOLDERS

7.	What will I receive in exchange for my SanDisk common stock as a result of the transaction?

Each share of SNDK common stock outstanding as of May 12, 2016 is entitled to receive $67.50 in cash, plus 0.2387 shares of Western Digital common stock. No fractional shares will be issued, so cash will be paid in lieu of fractional shares of Western Digital common stock.

8.	Who is responsible for transferring the merger consideration? Does SNDK or WDC transfer the consideration into my account?

American Stock Transfer & Trust Company is the exchange agent responsible for transferring the merger consideration, and if you hold your shares in a brokerage account, your broker will then transfer the consideration to you.

9.	When will I receive the merger consideration?

If you hold SNDK shares in a brokerage account, please contact your broker for further information on their respective processes and the timing of when you will receive the merger consideration.

If you hold a SanDisk stock certificate, you will receive a letter of transmittal from American Stock Transfer & Trust Company. Please follow the instructions contained in those materials to surrender your stock certificate for the merger consideration (cash and Western Digital common stock).

10.	I have SanDisk physical stock certificates. How do I receive my merger consideration?

If you hold a SanDisk stock certificate, you will receive a letter of transmittal from American Stock Transfer & Trust Company. Please follow the instructions contained in those materials to surrender your stock certificate for the merger consideration (cash and Western Digital common stock). You will not receive your merger consideration until you return your SanDisk stock certificate(s) to American Stock Transfer & Trust Company.

11.	I have SanDisk shares held in book-entry form in the Direct Registration System. How do I receive my merger consideration?

You will receive a letter of transmittal from American Stock Transfer & Trust Company. Please follow the instructions contained in those materials.

12.	How will fractional shares be handled in the merger consideration?

Fractional shares of WDC will be paid in cash.

13.	Are there any tax implications related to receiving the merger consideration?

The exchange of SanDisk common stock for the merger consideration is a taxable transaction for U.S. federal income tax purposes. Please consult with your tax advisor for the particular tax consequences to you.

14.	Will I receive a SanDisk or Western Digital dividend?

SanDisk suspended its dividend program in the fourth quarter of 2015. If you continue to hold Western Digital common stock, you may receive future dividends, if and when declared and paid by Western Digital.

Western Digital most recently declared a quarterly dividend of $0.50 per share on May 3, 2016, payable on July 15, 2016 to stockholders of record as of July 1, 2016.

FINANCIAL

15.	When will Western Digital provide guidance on the combined company?

We will provide guidance for the combined company, which will include a full quarter of WDC and partial quarter of SanDisk guidance, in the near term.

16.	Will the company provide combined pro forma financial statements for the quarter ended March 30?

SanDisk has posted their financial earnings release and WDC has done the same. Within 75 days of the transaction close, the company will file an amended 8-K to include pro forma financials. The pro forma financials will include the income statement for fiscal 2015 and the 9 months ended April 1, 2016, and the balance sheet as of April 1, 2016.

On April 5, 2016, Western Digital filed an 8-K disclosing the unaudited pro forma condensed combined financial statements for Western Digital and SanDisk, with a combined balance sheet as of January 1, 2016 as well as combined income statements for the fiscal year ended July 3, 2015 and the six months ended January 1, 2016 and January 2, 2015.

17.	When will Western Digital report combined company earnings?

Given that the transaction closed on May 12, 2016, Western Digital expects to incorporate SanDisk into its quarterly results (from the date of acquisition) starting with earnings for the quarter ended Jul 1, 2016.

18.	How did Western Digital finance the transaction?

The transaction was financed by a mix of cash, new debt financing and Western Digital stock.

As previously announced on March 30, 2016, Western Digital priced $1.875 billion aggregate principal amount of senior secured notes due 2023 and $3.35 billion aggregate principal amount of senior unsecured notes due 2024. The issuance of these notes was completed on April 13, 2016 and the proceeds from the issuance were placed into escrow until they were released on the date of the SanDisk acquisition.

The company also raised a $4.125 billion term loan A, a $3.75 billion U.S. dollar denominated term loan B, a €885 million Euro-denominated term loan B (approximately $1 billion) as well as a committed $1 billion revolving-credit line pursuant to a new senior secured loan facility. The company also raised a $3 billion additional bridge facility in connection with the transaction. The term loan B tranches were funded into escrow on April 29, 2016 and the proceeds were released and the term loan A drawn on the date of the SanDisk acquisition.

Forward-Looking Statements

Statements contained in this document that refer to future events or other non-historical facts are forward-looking statements that reflect Western Digital Corporation’s (“Western Digital”) current perspective of existing trends and information as of the date of this release. Except as expressly required by law, Western Digital disclaims any intent or obligation to update these forward-looking statements. Actual results may differ materially from Western Digital’s current expectations depending upon a number of factors affecting Western Digital’s business. These factors include, among others, the impact of competitive products and pricing; market acceptance of and continued demand for Western Digital’s products; risks associated with acquisitions, mergers and joint ventures; difficulties or delays in manufacturing; and other risks and uncertainties detailed in Western Digital’s periodic public filings with the Securities and Exchange Commission, including but not limited to Western Digital’s most recent Annual Report on Form 10-K. Except as expressly required by law, Western Digital disclaims any intent or obligation to update these forward-looking statements.